SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

VISUALMED CLINICAL SOLUTIONS CORP.
(Exact name of registrant as specified in charter.)

Nevada	88-0436055
(State or other jurisdiction or organization)	(I.R.S. Employer Identification Number)

VISUALMED CLINICAL SOLUTIONS CORP.
1035 Laurier W. Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Address and telephone of executive offices, including zip code.)

THE VISUALMED CLINICAL SOLUTIONS CORP.
2006 NONQUALIFIED STOCK OPTION PLAN

Gerard Dab, Chairman & CEO
VISUALMED CLINICAL SOLUTIONS CORP.
1035 Laurier W. Suite 200
Montreal, Quebec
Canada H2V 2L1
(514) 274-1115
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Stewart A. Merkin, Esq.
Law Office of Stewart A. Merkin, P.A.
Rivergate Plaza, Suite 300

444 Brickell Avenue
Miami, FL 33131
Tel. (305)357-5556
Fax (305)358-2490

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share		Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [2]

Common Shares, $0.00001 par value, issuable upon exercise of stock options by Grantees	2,500,000	$2.10 [1	]	$5,250,000	$561.75

Totals	2,500,000	$2.10		$5,250,000	$561.75

[1] Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, as amended, based upon the average of the closing bid and ask prices for common shares, as quoted by the OTC Bulletin Board on February 24, 2006.

[2] The registration fee relating to this filing is $561.75, of which $254.01 has previously been paid. In reliance on Rule 457(b) of the Securities Act, as amended, the registrant is applying excess fees paid in connection with its Registration Statement on Form SB-2 (Registration No. 333-125348).

In addition, pursuant to rule 416(c) under the Securities Act of 1933 (the “Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

ITEM 1. PLAN INFORMATION

See Item 2 below.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to participants in the Plan as specified by

Rule 428(b)(1) under the Act, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Act, as amended.

The documents incorporated by reference in Item 3 of Part II of this registration statement are incorporated by reference in the Section 10(a) prospectus, and are available without charge, upon written or oral request to VisualMED Clinical Solutions Corp., 1035 Laurier W., Suite 200, Montreal, Quebec Canada, H2V 2L1, (514) 274-1115, Attention: Corporate Secretary.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this registration statement, and made a part hereof:

(a) The Registrant’s Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 2005;

(b) The Registrant’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005;

(c) The Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005;

(d) The Registrant's Current Reports on Form 8-K/A filed on October 14, 2005 and December 8, 2005 and Current Report on Form 8-K filed on November 15, 2005; and

(e) All other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Registrant’s document referred to in (a) above.

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock

          Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

          As of February 15, 2006, we had 44,094,991 shares of common stock outstanding.

Non-cumulative voting

          Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

          We have not declared any cash dividends in the last two fiscal years. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common shares in the near future. In addition, any determination to declare and pay dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and other factors that our Board of Directors deems relevant.

Warrants

          As of February 15, 2006, there are 728,643 warrants outstanding, of which 561,976 warrants are to purchase common stock at an exercise price of $1.25, and 166,667 warrants are to purchase common stock at an exercise price of $0.0001 per share. The warrants are immediately exercisable and these warrants are exercisable for a period of twenty-four months after the date of issuance after which they will expire if not exercised. See the section of this prospectus entitled “Selling Stockholders” and “Recent Sales of Unregistered Securities.”

Anti-takeover provisions

          There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Stock transfer agent

          Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          Regarding indemnification for liabilities arising under the Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit 4.1	VisualMED Clinical Solutions Corp. 2006 Nonqualified Stock Option Plan

Exhibit 4.2	Form of Non-Qualified Stock Option Agreement

Exhibit 5.1	Opinion of Stewart A. Merkin, Esq., Attorney at Law

Exhibit 23.1	Consent of Stewart A. Merkin, Esq., (included in Exhibit 5.1)

Exhibit 23.2	Consent of Manning Elliott LLP, Independent Registered Public Accounting Firm

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

2. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on March 1, 2006.

VISUALMED CLINICAL SYSTEMS CORP.

By: /s/Gerard Dab
Gerard Dab,
Principal Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerard Dab	Principle Executive Officer, Secretary and a member of the Board of Directors	March 1, 2006

Gerard Dab

/s/ Arthur Gelston MD	President, Chief Science Officer and a member of the Board of Directors	March 1, 2006

Arthur Gelston MD

/s/ Philippe Rainville	Principal Financial Officer, Principal Accounting Officer and Treasurer	March 1, 2006

Philippe Rainville

/s/ Louis J. Lombardo	A member of the Board of Directors	March 1, 2006

Louis J. Lombardo

/s/ Philippe Panzini	A member of the Board of Directors	March 1, 2006

Philippe Panzini